                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 1, 1996 is between A I M Management Group Inc., a Delaware corporation (the "Company"), and Michael J. Cemo, a resident of Houston, Texas (the "Executive"). The Company and the Executive are sometimes referred to herein as the "Parties."

     In consideration of the mutual promises and covenants herein contained, the Parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company subject to the terms and conditions set forth herein.

         2.      DUTIES AND RESPONSIBILITIES.

         2.1 POSITION AND DUTIES. Subject to the power of the Board of Directors of the Company to elect and remove officers, the Executive shall serve the Company as Senior Vice President or in such other office of comparable or greater responsibility as the Board of Directors of the Company may determine, and shall perform, faithfully and diligently, the services and function for the Company listed on Schedule 1 or otherwise reasonably incident to such office as may be designated from time-to-time by the Board of Directors of the Company. The Executive understands that as part of his/her duties under the Agreement he/she may be elected or appointed to hold executive offices in one or more of the Company's consolidated subsidiaries.

         2.2 PERFORMANCE STANDARDS. The Executive agrees to conform to the Company's compliance procedures and to abide by the procedural and substantive provisions of the Company's Code of Ethics, in each case as the same may be implemented or amended from time-to-time by the Company's Board of Directors (collectively, the "Required Standards of Conduct") and otherwise generally conduct himself/herself at all times in such a manner as to maintain the Company's good reputation.

         2.3 EXTENT OF SERVICES. During the term of this Agreement the Executive shall devote such of his/her entire time, attention, energies, and business efforts to his/her duties as an employee of the Company and to the business of the Company generally as is reasonably necessary to carry out his/her duties specified in Paragraph 2.1. Executive shall not pursue any other gainful employment (work for any form of compensation) during the term of this Agreement.

         2.4 PLACE OF EMPLOYMENT. The Executive's primary place of employment shall be with the Company in Houston, Texas, unless otherwise agreed by the Company and the Executive.
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         2.5     REPRESENTATIONS BY EXECUTIVE.  The Executive understands that the Company's willingness to enter into this Agreement is predicated upon the assumption that the Executive is not disqualified from performing services subject to regulation under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and other applicable federal and state laws.
Accordingly, the Executive represents and warrants to the Company that (a) he/she is not disqualified from assisting the Company as contemplated by this Agreement or in receiving compensation from the Company; (b) he/she is not subject to an order of the Securities and Exchange Commission (the "Commission") issued under Section 203(f) of the Advisers Act where such order would prohibit him/her from carrying out his/her obligations under this Agreement; (e) he/she has not been convicted within the previous ten years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act; (d) he/she has not been found by the Commission to have engaged, and has not been convicted of engaging, in any of the conduct specified in paragraphs (1), (4) or (5) of Section 203(e) of the Advisers Act; (e) he/she is not subject to an order, judgment, or decree described in Section 203(e)(3) of the Advisers Act, or an order, judgment, or decree under any federal or state law suspending or barring him/her from the securities business, or from acting as a fiduciary, and (f) he/she is not disqualified from being associated with a "broker-dealer" registered under the Securities Exchange Act of 1934, as amended.

         3. SALARY AND OTHER BENEFITS. Subject to the terms and conditions of this Agreement:

         3.1     SALARY.    As compensation for his/her services under and
during the term of his/her employment under this Agreement, the Executive shall be paid an annual salary of not less than $275,000, plus such raises from time-to-time as determined by the Board of Directors, payable in accordance with the then current payroll policies of the Company, and subject to such other periodic increases as determined by the Board of Directors of the Company.

         3.2     OTHER BENEFITS.   During the term of this Agreement, the
Executive shall be entitled to receive the following benefits:

                 (i) Group hospitalization, major medical, long-term disability and life insurance coverage to the extent such coverage is available to other personnel of the Company in comparable positions with and having duties comparable to those of the Executive and such other insurance coverage as is similarly available;

                 (ii) Commissions based on the sale of the Company's managed investment and other products and services as set forth in Appendix A hereto (as such Appendix may be amended from time-to-time by the mutual agreement of




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                          the Company and the Executive, or by the Company upon
                          60 days written notice to the Executive;

                 (iii) Participation in any bonus or profit sharing plan that the Company makes generally available to its key employees; and

                 (iv) Such vacation, holidays, and other paid or unpaid leaves of absence as the Company's Board of Directors may approve.

         4. TERM. Subject to the special provisions for termination of employment provided hereinbelow, the term of this Agreement shall begin on the date hereof and shall continue in effect until January 1, 1997. Thereafter, this Agreement shall continue in effect from month-to-month unless terminated upon twelve months notice by either Party.

         4.1 TERMINATION. The Executive's employment under this Agreement shall terminate on the occurrence of any of the following events:

                 (i)      The death of the Executive;

                 (ii) The resignation of the Executive (other than pursuant to subparagraph (vii)) below;

                 (iii) The written agreement of the Executive and the Company to terminate this Agreement;

                 (iv) At the discretion of the Company's Board of Directors, if by reason of illness, injury, or mental or physical disability the Executive is absent from his/her employment or, as reasonably determined by the Board of Directors of the Company, otherwise is unable to perform his/her duties for a continuous period of 90 days in any 365-day period, excluding any authorized vacation or leave of absence during such period;

                 (v) At the discretion of the Company's Board of Directors, if the Executive (as reasonably determined by the Board of Directors of the Company), (a) is involved in any act of fraud, dishonesty, or other material misconduct in the performance of his/her duties under this Agreement; (b) fails, refuses, or willfully neglects to comply in any material respect with the Company's Required Standards of Conduct or any applicable requirement of the Advisers Act or rule or regulation promulgated by the Commission thereunder; (c) takes, or any court or federal or state regulatory agency takes, any action based on events occurring prior or subsequent to the execution of this Agreement which makes (or could reasonably be





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                          expected to make) any representation set forth in
                          Paragraph 2.5 untrue or inaccurate in any material respect; (d) or materially breaches the terms of this Agreement or fails substantially to perform the services required of him/her pursuant to this Agreement for reasons other than those specified in Paragraph 4.1(i) through 4.1(iv), in each case after written notice specifying such failure to the Employee and if such breach or failure shall not have been cured within 30 days after the Executive's receipt of such notice; provided, however, that if the Executive disputes the contention of the Company's Board of Directors that there has been such a failure, such dispute shall be resolved by arbitration pursuant to Paragraph 6, and if the arbitration decision is adverse to the Executive's contention, the 30-day period within which the Executive is entitled to cure such failure shall not begin to run until the day the Executive is notified of the arbitration decision;

                 (vi) At the discretion of a majority of the Company's Board of Directors; or

                 (vii)    The Executive has resigned pursuant to Paragraph
                          4.8.2.

         4.2 NO RELEASE. Any termination of the Executive's employment shall not release the Executive or the Company from (a) his/her or its respective obligations through and as of the date of such termination or (b) the provisions of Paragraph 5.

         4.3 DEATH. If the Executive's employment under this Agreement is terminated pursuant to Paragraph 4.1(i) by the death of the Executive, the Company shall (a) pay to the estate of the Executive the compensation which would otherwise be payable to the Executive through the end of the calendar month in which his/her death occurs at the annual rate that the Executive would have been entitled to receive under Paragraphs 3.1 and 3.2 of this Agreement, including all commissions earned to date, plus a further payment equivalent to the last three months' commissions; (b) pay to the estate of the Executive all awarded but deferred compensation under any bonus plan in which the Executive is a participant; and (c) pay to the estate of the Executive any other benefits otherwise due to the Executive pursuant to this Agreement or otherwise to the time of such termination. On the payment of such compensation, the Company shall have no further obligation to the Executive pursuant to this Agreement.

         4.4     RESIGNATION.   The Executive may resign pursuant to Paragraph
4.1(ii)at any time on 60-days' written notice to the Company. If the Executive's employment under this Agreement is so terminated, all compensation due the Executive pursuant to this Agreement to the date of such termination shall be paid by the Company to the Executive. Unless such resignation was pursuant to Paragraph 4.8.2, on the payment of such compensation, the Company shall have no further obligation to the Executive pursuant to Paragraph 4.8 or otherwise under this Agreement.





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         4.5     WRITTEN AGREEMENT.  If the Executive's employment under this
Agreement is terminated pursuant to Paragraph 4.1(iii) by a written agreement between the Executive and the Company, compensation shall be paid by the Company to the Executive as provided in such written agreement. On the payment of such compensation, the Company shall have no further obligation to the Executive pursuant to this Agreement.

         4.6 DISABILITY. If the Executive's employment is terminated pursuant to Paragraph 4.1(iv) by the disability of the Executive, the Company shall (a) pay to the Executive the compensation which would otherwise be payable to the Executive through the end of the calendar month in which such termination occurs at the annual rate that the Executive would have been entitled to receive under Paragraphs 3.1 and 3.2 of this Agreement, including all commissions earned to date, plus a further payment equivalent to the last three months' commissions; (b) pay to the Executive all awarded but deferred compensation under any bonus plan in which the Executive is a participant; and
(c) pay to the Executive any other benefits otherwise due to the Executive pursuant to this Agreement at the time of such termination. On the payment of such compensation, the Company shall have no further obligation to the Executive pursuant to this Agreement.

         (i) Nothing in this Paragraph 4.6 shall preclude the Executive from receiving all benefits to which he/she may be entitled under the terms and conditions of benefit programs adopted and approved for senior management of the Company and those benefits programs specifically approved by the Company for the Executive.

         (ii) Any comprehensive health care benefits coverage for the benefit of the Executive's spouse and children in effect at the Executive's death or termination under Paragraphs 4.1(i) or 4.1(iv), as the case may be, may be continued at the spouse's expense, subject to the provisions of the Consolidated Omnibus Reconciliation Act.

         4.7 TERMINATION FOR CAUSE. Any termination of the Executive's employment under this Agreement pursuant to Paragraph 4.1(v) shall be deemed to be a termination for cause and may be effected only by a majority vote of the Company's Board of Directors to terminate the Executives employment under this Agreement pursuant to such Paragraph. Termination of the Executive's employment under this Agreement for cause shall be effective as of the date specified in the notice to the Executive of such termination. If the Executive's Employment under this Agreement is terminated for cause, all compensation including any earned, but unpaid commissions due the Executive pursuant to this Agreement to the date of such termination shall be paid by the Company to the Executive. On the payment of such compensation, the Company shall have no further obligation to the Executive pursuant to this Agreement.





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         4.8      TERMINATION WITHOUT CAUSE.

         4.8.1 VOLUNTARY TERMINATION BY THE COMPANY. If the Executive's employment under this Agreement is terminated pursuant to Paragraph 4.1(vi), such termination shall be deemed to have occurred without cause and may be effected only by a majority vote of the Company's Board of Directors to terminate the Executive's employment under this Agreement. Termination of the Executive's employment under this Agreement without cause shall be effective as of the date specified in the notice to the Executive of such termination.

         4.8.2 BREACH OF AGREEMENT BY THE COMPANY. If the Executive reasonably determines that the Company has failed in a material respect to perform its obligations under this Agreement, the Executive may resign by specifying in written notice to the Company the failure relied upon for such determination, and if such failure shall not have been cured within 30 days after the Company's receipt of such notice, the Executive's employment shall be deemed terminated without cause; provided, however, that if the Company disputes the Executive's contention that there has been such a failure, such dispute shall be resolved by arbitration pursuant to Paragraph 6 and if the arbitration decision is adverse to the Company's contention, the 30-day period within which the Company is entitled to cure such failure shall not begin to run until the day the Company is notified of the arbitration decision.

         4.8.3 CONSEQUENCES OF TERMINATION WITHOUT CAUSE. In the event of a termination of the Executive's employment under this Agreement without cause, the Company shall within 30 days of such termination (a) pay to the Executive one full year's salary in semi-monthly installments over the next twelve months as provided in Paragraph 3.1; (b) pay to the Executive compensation which would otherwise be payable to the Executive pursuant to Paragraph 3.2 through the end of the calendar month in which such termination occurs and a further payment equivalent to the past three months' commissions; (c) pay to the Executive all awarded but deferred compensation under any bonus plan in which the Executive is a participant; and (d) pay to the Executive any other benefits otherwise due to the Executive pursuant to this Agreement or otherwise to the time of such termination.

         5.      EXECUTIVE COVENANTS.

        5.1 NONCOMPETITION. The Executive will not, during the term of this Agreement or at any time prior to the first anniversary of the termination of the Executive's employment pursuant to Paragraphs 4.1(ii), 4.1(iv), or 4.1(v) of this Agreement, without the express written consent of the Board of Directors of the Company, directly or indirectly, either engage in or participate in or invest in or assist, as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any firm, corporation, or other business organization other than the Company (or any subsidiary of the Company) which engages in any of the following:





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         (i)     the business of furnishing investment advice to Investment
                 Companies (as that term is defined in the Investment Company Act of 1940, as amended) in the United States;

         (ii) the business of furnishing investment advisory or management services to clients other than Investment Companies in the United States;

         (iii) assisting any Investment Company with which the Company or any subsidiary of the Company has or ever (whether before or after the date hereof) had any investment advisory or management agreement (each a "Fund") or any other present or past client of the Company or any subsidiary of the Company in internalizing the investment management or investment advisory function or any other function or service provided by the Company or any subsidiary of the Company to any such Fund or client, subject to the Executive's fiduciary duty owed to any of the Funds or the directors or trustees thereof;

         (iv) being a party to any contractual or business relationship with any Fund or any other client of the Company or any subsidiary of the Company involving services related to investment management or investment advisory services, if such related services are also provided by the Company, by any subsidiary of the Company or by any other person at the Company's direction to any Fund or to any other client of the Company or any subsidiary of the Company;

         (v) soliciting or inducing, directly or indirectly, any person who is or ever (whether before or after the date hereof) was a director, officer, trustee, partner, employee or client of the Company or any subsidiary of the Company or of any of the Funds to sever his/her relationship therewith or to establish a relationship with any other person; or

         (vi) authorizing or knowingly approving the taking of any action set forth in clauses (iii) through (v) above by any other person.

         5.2 NONDISCLOSURE. The Executive recognizes and acknowledges that by virtue of his/her employment with the Company and because of the trust bestowed upon him/her by the Company that (a) during the term of this Agreement he/she will have access to certain confidential information respecting the Company and its consolidated subsidiaries (the "Consolidated Companies") and certain confidential stockholder and other records, including but not limited to corporate books and records, financial information, lists of clients, lists of prospective clients, portfolio investments of the Consolidated Companies and their clients and other information and trade secrets ("Confidential Information"); and (b) the components of the Confidential Information constitutes valuable, special, and unique assets of the businesses of the Consolidated Companies. The Executive will not, except as required by law, during the term of





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his/her employment under this Agreement other than in the normal course of business and in accordance with past practice of the Company, or at any time prior to the first anniversary of the termination of such employment, disclose any Confidential Information to any person or entity not affiliated with the Company or make any use of any Confidential Information (whether or not any such use would involve a disclosure of any of the Confidential Information to any other person or entity) for any reason without the express prior written consent of the Company. The Company shall be under no obligation to give such consent for any reason or under any circumstances.

         5.3 REMEDIES. In the event of a breach or threatened breach by the Executive of the provisions of this Paragraph 5, the Parties hereby stipulate that the Consolidated Companies shall have no adequate remedy at law and shall be entitled to injunctive or other equitable relief in a court of competent jurisdiction restraining the Executive from engaging in any activity prohibited by the provisions of this Paragraph 5. In addition, nothing contained herein shall in any manner be construed to prohibit or limit the Consolidated Companies from pursuing any and all other remedies available to the Consolidated Companies, at law or in equity, for a breach or threatened breach of this Paragraph 5 of the Agreement, including, but not limited to, the recovery of damages from the Executive.

         6. ARBITRATION. The Company and the Executive agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory or otherwise) and/or disagreements concerning the interpretation or application of this Agreement, the Executive's employment by the Company and/or the termination of this Agreement and/or the Executive's employment by the Company. Any such dispute, claim and/or disagreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Arbitration under this provision must be initiated within 300 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining. Within 10 days of the initiation of an arbitration hereunder, each party will designate an arbitrator pursuant to Rule 14 of the AAA Rules. The appointed arbitrators shall appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. The Executive and the Company agree that the decision of the arbitrators selected hereunder shall be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The Parties hereto agree that, pursuant to Section 9 of the Act, a judgment of the United States District Court for the Southern District of Texas, Houston Division, shall be entered upon the award made pursuant to the arbitration provision.

         7. NOTICE. Any notice or other communication required or permitted by his/her Agreement must be given in writing and may be served by deposit in the United States mail in certified or registered form, postage paid, addressed to the Party to be notified with return receipt requested, or by delivering the notice in person to such Party. Notice given by United States mail in the manner herein prescribed shall be deemed received on the date reflected on the return





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receipt.  Notices delivered in person shall be deemed received upon their actual delivery to the Party to whom they are directed. For purposes of notice, the address of the Executive, his/her spouse, any purported donee or transferee or any administrator, executor, or legal representative of the Executive or his/her estate, as the case may be, shall be as follows:

                       Michael J. Cemo
                       5604 Buffalo Speedway
                       Houston, TX 77005

The address of the Company shall be:


                       A I M Management Group Inc.
                       11 Greenway Plaza, Suite 1919
                       Houston, Texas 77046
                       Attention: President

Either Party shall have the right at any time to change his/her or its address by giving at least five days' written notice to the other Party.

         8. CONTROLLING LAW AND PERFORMANCE. The execution, validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Texas.

         9. ADDITIONAL INSTRUMENTS. The Company and the Executive shall execute and deliver any and all additional instruments and agreements which may be necessary or proper to carry out the purposes of this Agreement.

         10. ENTIRE AGREEMENT; AMENDMENTS; NO SURVIVING PRIOR AGREEMENTS. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement shall supersede all prior agreements, documents, or other instruments with respect to the matters covered hereby, and all such prior agreements, documents, and instruments shall terminate upon the execution by the Executive and the Company of this Agreement.

         11. SEPARABILITY. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this





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Agreement to the extent legally possible, but all other provisions of this
Agreement shall remain in full force and effect.

         12. ASSIGNMENTS. The Company may assign this Agreement only with the written consent of the Executive, which consent shall not be withheld unreasonably, and in the event of an assignment of this Agreement, all covenants, conditions, and provisions hereunder shall inure to the benefit of and be enforceable by or against the Company's successors and assigns. The rights and obligations of the Executive under this Agreement are personal to him/her, and no such rights, benefits, or obligations shall be subject to voluntary or involuntary alienation, assignment, or transfer.

         13. EFFECT OF AGREEMENT. Subject to the provisions of Paragraph 12 with respect to assignments, this Agreement shall be binding upon the Executive and his/her heirs, executors, administrators, legal representatives and assigns, and upon the Company and its respective successors and assigns.

         14. EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

         WAIVER OF BREACH. The waiver of either Party of a breach of any provision of the Agreement by the other Party shall not be construed as a waiver by such Party of any subsequent breach by such other Party..

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the day and year first above written.



                                        A I M MANAGEMENT GROUP INC


                                        By:  /s/ ROBERT H. GRAHAM
                                           ------------------------------
                                              Name: Robert H. Graham
                                              Title:   President



                                        EXECUTIVE


                                        By:  /s/ MICHAEL J. CEMO
                                           ------------------------------





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                                   APPENDIX A


     The Executive shall be paid monthly commissions based upon the calendar year-to-date sales of Company-sponsored mutual funds and variable annuities. The commission for each month ("Monthly Commission") shall be calculated by:

         1. Determining the calendar year-to-date dollar credits attributable to sales of Company sponsored mutual funds and variable annuities ("Y-T-D Credits") by summing the following amounts:

                          (a) the actual underwrite's retention received by A I M Distributors, Inc. upon sales of Class A Shares of Company-sponsored mutual Funds ("Class A Credits");

                          (b) 0.5% (0.005) of the gross sales of Class B Shares of Company-sponsored mutual funds ("Class B Credits");

                          (c) 0.25% (0.0025) of the gross sales of Class A Shares of Company-sponsored mutual funds upon which the front-end load has been waived ("Front-End Load Waived Credits"); and

                          (d)      0.6% (0.006) of the gross sales of
                          Company-sponsored variable annuities ("VA Credits").

         2. Determining annualized Y-T-D Credits ("Annualized Credits") by multiplying the Y-T-D Credits determined in 1 above by 12 and dividing the product by the number of months elapsed in the calendar year.

         3. Determining annualized commission ("Annualized Commissions") by applying the following commission schedule to the Annualized Credits:

                      (i)     2% of the first $40,000,000 of Annualized Credits;

                      (ii)    2.5% of the next $25,000,000 of Annualized
                              Credits; and

                      (iii)   2% of Annualized Credits in excess of $65,000,000.

         4. Determining year-to-date commissions ("Y-T-D Commissions") by dividing Annualized Commissions by 12 and multiplying the result by the number of months elapsed in the calendar year.

         5. Subtracting from Y-T-D Commissions all previous Monthly Commissions paid with respect to the calendar year.

         The resulting Monthly Commission shall be paid as soon as practical (but in any case within 45 days) following the end of the month for which it is due.

         In calculating Y-F-D Credits, the following sales of Company-sponsored mutual funds will be excluded:

         a.      sales of AIM Summit Fund;

         b. sales of Front-End Load Waived Shares for which A I M Distributors, Inc. or Fund Management Company is the broker-dealer of record; and

         c. sales of Front-End Load Waived Shares included in mutual fund wrap programs sponsored by broker-dealers. (Commissions on such sales will be paid on a basis and at a rate to be agreed upon by the Company and the Executive.)